FIRST SUPPLEMENTAL INDENTURE
Dated as of April 27, 2015
Among
CYAN, INC.
THE SUBSIDIARY GUARANTORS,
and
U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

$50,000,000
8.00% Convertible Senior Secured Notes due 2019

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is entered into as of April 27, 2015, among CYAN, INC., a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).
RECITALS
WHEREAS, the Company, the Subsidiary Guarantors from time to time party thereto and the Trustee entered into the Indenture, dated as of December 12, 2014 (the “Indenture”), relating to the Company’s 8.00% Convertible Senior Secured Notes due 2019 (the “Notes”);
WHEREAS, Section 10.01(b) of the Indenture provides that, without the consent of the Holders, the Indenture may be amended or supplemented for the purpose of conforming the provisions of the Indenture to the “Description of Notes” section of the Private Placement Memorandum;
WHEREAS, the Company has identified a typographical error in Section 14.01(a)(ii) of the Indenture and requested that the Trustee enter into this Supplemental Indenture in order to amend the Indenture to correct such error and conform such section to the “Description of Notes” in the Private Placement Memorandum as set forth herein;
WHEREAS, in connection with the foregoing, the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, both dated the date hereof, as required by Section 19.05 of the Indenture;
WHEREAS, in connection with the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee desire to execute this Supplemental Indenture that complies with Section 10.01 of the Indenture; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement have been done.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
RELATION TO INDENTURE; DEFINITIONS
SECTION 1.1    Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture. In the event of inconsistencies between the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture shall govern.
SECTION 1.2    Certain Definitions. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

ARTICLE 2
AMENDMENT
SECTION 2.1    Section 14.01(a)(ii) of the Indenture is hereby restated in its entirety with the following:
“(ii) regardless of the conditions described in Section 14.01(b), on or after June 15, 2019 and prior to the close of business on the Business Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of 409.3998 shares of Common Stock (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).”
ARTICLE 3
MISCELLANEOUS
SECTION 3.1    Notices. All notices shall be made in accordance with Section 19.03 of the Indenture.
SECTION 3.2    Successors and Assigns. All agreements of the Company in the Indenture, as supplemented by this Supplemental Indenture, and the Notes shall bind its successors. All agreements of the Trustee in the Indenture, as supplemented by this Supplemental Indenture, shall bind its successors. All agreements of each Subsidiary Guarantor in the Indenture, as supplemented by this Supplemental Indenture, shall bind its successors, except as otherwise provided in Section 18.06 of the Indenture.
SECTION 3.3    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 3.4    Governing Law. This Supplemental Indenture, together with the Indenture, shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 3.5    No Personal Liability of Directors, Managers, Members, Officers, Employees and Stockholders. No director, manager, member, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor or any of their parent companies shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Supplemental Indenture or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation to the extent permitted by applicable law.
SECTION 3.6    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Supplemental Indenture.
SECTION 3.7    Waiver of Jury Trial. EACH OF THE COMPANY, ANY SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, AS SUPPLEMENTED BY THE SUPPLEMENTAL INDENTURE, THE NOTES OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 3.8    Ratification. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby ratified and confirmed.
SECTION 3.9    Trustee. The Trustee makes no representation or warranty for the validity or sufficiency of this Supplemental Indenture. The recitals of fact contained herein shall be taken as the statements solely of the Company and the Trustee assumes no responsibility for the correctness thereof.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.
U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:     /s/ Paula Oswald
Name:    Paula Oswald
Title:    Vice President

CYAN, INC.
By:     /s/ Kenneth M. Siegel
Name:    Kenneth M. Siegel
Title:     Vice President & General Counsel

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